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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 19, 2001

SEEBEYOND TECHNOLOGY CORPORATION
(Exact name of registrant as specified in charter)

California	000-30207	95-4249153
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
404 E. Huntington Drive, Monrovia, CA		91016
(Address of principal executive offices)		(Zip code)

Registrant's telephone number, including area code: (626) 471-6000

Item 5.  Other Events.

    On March 19, 2001, SeeBeyond Technology Corporation (the "Registrant") issued a press release regarding the announcement that General Motors Corporation ("GMC") has selected the Registrant as its global standard for enterprise application integration. In addition, the Registrant and GMC entered into a four-year co-marketing agreement (the "Co-Marketing Agreement") under which GMC will promote SeeBeyond as its global standard both internally and externally. In connection with the Co-Marketing Agreement, the Registrant issued GMC a warrant to purchase 625,000 shares of its common stock at an exercise price of $11.34 per share. The warrant expires in March 2006, and is exercisable as to 175,000 shares immediately. The remaining 450,000 shares shall vest and become exercisable over the 36-month period following the issuance of the warrant, provided that the warrant holder has achieved various milestones to be agreed upon by the Registrant and GMC. The fair value of the vested portion of the warrant is estimated to be approximately $1.1 million, a portion of which will be charged against revenues generated from sales to GMC. The remaining portion of the warrant will be valued as the warrant vests and will be recorded as a charge to sales and marketing expense over the term of the Co-Marketing Agreement. In connection with the shares under the warrant, the Registrant has granted GMC piggyback and S-3 registration rights consistent with such rights previously granted to certain investors pursuant to the Registrant's Registration Rights Agreement dated May 8, 1998.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEEBEYOND TECHNOLOGY CORPORATION
BY:	/S/ BARRY J. PLAGA Barry J. Plaga Senior Vice President and Chief Financial Officer

Dated: March 19, 2001

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release, dated March 19, 2001, entitled "GENERAL MOTORS SELECTS SEEBEYOND AS THE GLOBAL STANDARD FOR ENTERPRISE-WIDE INTEGRATION SOLUTIONS"

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  Item 5. Other Events.
SIGNATURES
INDEX TO EXHIBITS